Exhibit 99.1

n e w s r e l e a s e	Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40201-1438 http://www.humana.com

FOR MORE INFORMATION, CONTACT: Regina Nethery Humana Investor Relations 502-580-3644 RNethery@humana.com

Tom Noland

Humana Corporate Communications

502-580-3674

TNoland@humana.com

Humana Completes Acquisition of KMG America

LOUISVILLE, Ky. — November 30, 2007 — Humana Inc. (NYSE: HUM) and KMG America Corporation (“KMG”) (NYSE: KMA) today jointly announced that the acquisition of KMG by Humana has been completed in accordance with the Agreement and Plan of Merger approved by KMG’s shareholders on Nov. 16, 2007. KMG shareholders will be receiving instructions for surrendering outstanding shares in exchange for $6.20 in cash for each KMG share held. The total transaction price of approximately $187.7 million (including approximately $15 million of debt which was repaid at closing and the assumption of approximately $35 million of debt) was financed through a combination of cash and debt.

KMG offers life and health insurance products and services to approximately 1 million group and individual members nationwide, including stand-alone stop-loss insurance through group employers for approximately 392,000 members and third-party claims administration and medical management services for approximately 126,000 self-insured members. KMG’s revenues for the nine months ended September 30, 2007 approximated $163 million.

The transaction is not expected to impact Humana’s guidance for 2007 diluted earnings per common share (“EPS”) and was already reflected in Humana’s previous guidance for 2008 EPS of $5.30 to $5.50.

n e w s r e l e a s e	Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40201-1438 http://www.humana.com

Cautionary Statement

This news release contains statements and earnings guidance points that are forward-looking. The forward-looking items herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking items may be significantly impacted by certain risks and uncertainties described in the company’s Form 10-K for the year ended December 31, 2006, its Form 10-Qs for the periods ended March 31, 2007, June 30, 2007, and September 30, 2007, and Form 8-Ks filed during 2007, as filed with the Securities and Exchange Commission.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health benefits companies, with approximately 11.3 million medical members. Humana offers a diversified portfolio of health insurance products and related services – through traditional and consumer-choice plans – to employer groups, government-sponsored plans, and individuals.

Over its 46-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at http://www.humana.com, including copies of:

•	Annual reports to stockholders;
•	Securities and Exchange Commission filings;
•	Most recent investor conference presentations;
•	Quarterly earnings news releases;
•	Replays of most recent earnings release conference calls;
•	Calendar of events (includes upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);
•	Corporate Governance Information.